EXHIBIT 99.1

Cbeyond Reports Fourth Quarter and Full Year 2013 Results

2013 2.0 Revenue Grows 91% Year Over Year

ATLANTA, March 13, 2014 (GLOBE NEWSWIRE) -- Cbeyond, Inc. (Nasdaq:CBEY), ("Cbeyond"), the technology ally for small and mid-sized businesses, today announced its results for the fourth quarter ended December 31, 2013.

Recent financial and operating highlights include:

  Fourth quarter 2013 total revenue of $111.5 million compared with $118.9 million in the fourth quarter of 2012 and $113.7 million in the third quarter of 2013;

  Cbeyond 2.0 revenue was $20.6 million, or 18.4% of total revenue in the fourth quarter of 2013, an increase of 81.1% from the fourth quarter of 2012 and an increase of 15.3% from the third quarter of 2013;

  Average monthly revenue per customer (ARPU) of $658 during the fourth quarter of 2013 compared with $638 in the fourth quarter of 2012 and $653 in the third quarter of 2013 (see selected quarterly operating metrics table for ARPU definition);

  Adjusted EBITDA of $17.7 million in the fourth quarter of 2013 compared with $18.8 million in the fourth quarter of 2012 and $18.0 million in the third quarter of 2013 (see reconciliation tables for reconciliation to net loss);

  Free cash flow (defined as adjusted EBITDA less cash capital expenditures) of $3.6 million in the fourth quarter of 2013 compared with $4.3 million in the fourth quarter of 2012 and $3.2 million in the third quarter of 2013;

  Net loss of $4.9 million in the fourth quarter of 2013 compared with net loss of $5.8 million in the fourth quarter of 2012 and a net loss of $5.3 million in the third quarter of 2013; and,

  Since our third quarter earnings call, Cbeyond has engaged UBS Investment Bank as an advisor. UBS has been actively involved in the strategic review process and is working with the Board and management to evaluate all options.

Financial Overview and Key Operating Metrics (unaudited)

Financial and operating metrics, which include non-GAAP financial measures, for the three and twelve months ended December 31, 2013, include:

	For the Three Months Ended December 31,
	2012	2013	Change	% Change
Selected Financial Data (dollars in thousands)
Total Revenue	$ 118,870	$ 111,518	$ (7,352)	(6.2%)
Operating Expenses	$ 122,402	$ 115,917	$ (6,485)	(5.3%)
Operating income (loss)	$ (3,532)	$ (4,399)	$ (867)	(24.5%)
Net income (loss)	$ (5,775)	$ (4,887)	$ 888	15.4%
Total Capital Expenditures	$ 19,464	$ 17,200	$ (2,264)	(11.6%)

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	59,692	53,759	(5,933)	(9.9%)
Net Network Access Customer Change	(1,184)	(1,723)	(539)	(45.5%)
Average Monthly Churn Rate	1.6%	1.7%	0.1%	6.3%
Average Monthly Revenue Per Network Access Customer	$ 638	$ 658	$ 20	3.1%
Adjusted EBITDA	$ 18,828	$ 17,704	$ (1,124)	(6.0%)
Cash Capital Expenditures	$ 14,488	$ 14,134	$ (354)	(2.4%)

Selected Revenue Presentation (dollars in thousands)
1.0 Customer Revenue	$ 107,519	$ 90,967	$ (16,552)	(15.4%)
2.0 Customer Revenue	$ 11,351	$ 20,551	$ 9,200	81.1%
Total Revenue	$ 118,870	$ 111,518	$ (7,352)	(6.2%)

	For the Twelve Months Ended December 31,
	2012	2013	Change	% Change
Selected Financial Data (dollars in thousands)
Total Revenue	$ 487,966	$ 463,410	$ (24,556)	(5.0%)
Operating Expenses	$ 483,120	$ 472,461	$ (10,659)	(2.2%)
Operating income (loss)	$ 4,846	$ (9,051)	$ (13,897)	(286.8%)
Net income (loss)	$ (2,322)	$ (10,822)	$ (8,500)	(366.1%)
Total Capital Expenditures	$ 69,938	$ 70,146	$ 208	0.3%

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	59,692	53,759	(5,933)	(9.9%)
Net Network Access Customer Change	(2,477)	(5,933)	(3,456)	(139.5%)
Average Monthly Churn Rate	1.6%	1.7%	0.1%	6.3%
Average Monthly Revenue Per Network Access Customer	$ 649	$ 659	$ 10	1.5%
Adjusted EBITDA	$ 94,245	$ 78,501	$ (15,744)	(16.7%)
Cash Capital Expenditures	$ 61,605	$ 56,226	$ (5,379)	(8.7%)

Selected Revenue Presentation (dollars in thousands)
1.0 Customer Revenue	$ 452,250	$ 395,190	$ (57,060)	(12.6%)
2.0 Customer Revenue	$ 35,716	$ 68,220	$ 32,504	91.0%
Total Revenue	$ 487,966	$ 463,410	$ (24,556)	(5.0%)

Management Comments

"2013 was a year of many accomplishments, and I am proud of our team for their dedication and hard work in a challenging period of change for our business," said Jim Geiger, chief executive officer of Cbeyond, Inc. "In addition, we ended the year with an annualized revenue run rate of $89 million in our 2.0 business and continue making great strides at building a more valuable base of revenue for the long term."

Geiger added, "We also made solid progress in the fourth quarter at managing our existing customer base by our focus on customer profitability and retention, as evidenced by the improvement in sequential revenue decline."

Fourth Quarter Financial and Business Summary

Revenue and ARPU

Cbeyond reported total revenue of $111.5 million for the fourth quarter of 2013, a decrease of 6.2% from the fourth quarter of 2012 and a decrease of 1.9% from the third quarter of 2013. Revenue decreases were largely the result of customer churn, pricing pressure on our 1.0 customer base, and lower than expected sales productivity during the Company's business transition to predominantly 2.0 services. Total 2.0 revenue grew 81.1% year-over-year during the quarter to $20.6 million, with Managed Hosting and Cloud revenue of $8.4 million, an increase of 28.3% year-over-year. ARPU was $658 in the fourth quarter of 2013 compared with $638 in the fourth quarter of 2012 and $653 in the third quarter of 2013.

Cost of Service and Gross Margin

Cbeyond's gross margin was 64.9% in the fourth quarter of 2013, a decrease of 210 basis points from the 67.0% in the fourth quarter of 2012 and a 180 basis point decrease from the 66.7% in the third quarter of 2013. The decrease in gross margin was due to higher access costs to provide additional bandwidth to our customers.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the fourth quarter of 2013 was $17.7 million compared with adjusted EBITDA of $18.8 million in the fourth quarter of 2012 and $18.0 million in the third quarter of 2013.

Cbeyond reported a net loss of $4.9 million in the fourth quarter of 2013 compared with a net loss of $5.8 million in the fourth quarter of 2012 and a net loss of $5.3 million in the third quarter of 2013.

Cash, Cash Equivalents, and Borrowings

Cash and cash equivalents were $28.9 million at the end of the fourth quarter of 2013 compared with $24.0 million at the end of the third quarter of 2013. The Company currently has $2.0 million outstanding on its fiber loan and has no outstanding borrowings under its $75.0 million revolving credit facility. The Company also has $16.8 million in outstanding capital lease obligations at December 31, 2013, primarily incurred in connection with the construction of its fiber network.

Capital Expenditures

Total capital expenditures were $17.2 million during the fourth quarter of 2013, of which $14.1 million were cash capital expenditures. The Company incurred $3.1 million in non-cash capital expenditures during the fourth quarter, consisting mainly of capital lease obligations related to its fiber assets. In the third quarter of 2013, total capital expenditures were $17.4 million, of which $14.9 million were cash capital expenditures.

Free Cash Flow

Free cash flow, defined as adjusted EBITDA less cash capital expenditures, was $3.6 million in the fourth quarter of 2013 compared with $4.3 million in the fourth quarter of 2012 and $3.2 million in the third quarter of 2013.

Share Repurchase Plan

Due to the ongoing review of strategic alternatives, there were no share repurchases in the quarter.

Business Outlook for 2014

Cbeyond provides the following guidance for 2014:

  Revenue of $410 million to $430 million;
  Adjusted EBITDA of $50 million to $65 million;
  Cash capital expenditures of $45 million to $50 million; and
  Free cash flow of $5 million to $15 million.

Strategy Committee

In the fourth quarter of 2013, Cbeyond's Board of Directors formed a Strategy Committee and hired UBS Securities as its advisor to explore ways to accelerate Cbeyond 2.0 growth as well as strategic alternatives to enhance stockholder value more quickly than by pursuing the Company's organic growth and transformation. The alternatives being reviewed include acquisitions designed to accelerate our 2.0 transformation and the visibility of our cloud services, joint venture and other financing and strategic arrangements, and a business combination or sale of the Company. The review may take an extended period, and there is no assurance that any action or transaction will arise from the review. The Company will remain focused on its transition to Cbeyond 2.0. Cbeyond will not comment further or provide updates on the review except as it deems appropriate.

Conference Call

Cbeyond will hold a conference call to discuss this press release on Thursday, March 13, 2014, at 5:00 p.m. EDT. A live broadcast of the conference call will be available on-line at http://ir.cbeyond.net/events.cfm.  To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (Nasdaq:CBEY) is the technology ally for small and mid-sized businesses. We enable our customers to focus on their core business activities by shifting the burden of IT infrastructure management to us. We deliver cloud services, communications and connectivity through award-winning enterprise data centers and a private, IP enterprise network. Founded in 1999, Cbeyond is a technology service provider with a long history of delivering technology and service innovation for small and mid-sized businesses. For more information on Cbeyond, visit http://www.cbeyond.com and follow Cbeyond on Twitter: www.twitter.com/cbeyond.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as "expectations," "guidance," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small to mid-sized businesses; the risk that we may be unable to experience revenue growth at anticipated levels; changes in business climate or other factors affecting our customer base; the risk of unexpected increases in customer churn levels; our ability to manage competitive pricing dynamics in our markets; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including our access to capital markets and the impact on certain of our customers to meet their payment obligations; the timing of the initiation, progress, or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to comply with our credit facility covenants; continued industry consolidation that could further strengthen our competitors; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company's effective tax rate; regulatory action relating to our compliance with customer proprietary network information; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for products and technologies; unfamiliarity with the economic characteristics of new geographic markets; ongoing personnel and logistical challenges of managing a larger organization; our ability to effectively manage the evolving needs of our customers or increasing product complexity; external events outside of our control, including extreme weather, natural disasters, pandemics, or terrorist attacks that could adversely affect our target markets; the risk that our security measures are breached, which inhibits the ability of users to access our services, changes the perception of our services, or results in litigation and potential liability; our ability to implement and execute successfully our new strategic focus; our ability to expand fiber availability; the extent to which small and mid-sized businesses continue to spend on cloud, network, and security services; our ability to recruit, maintain, and grow a sales force focused exclusively on technology-dependent customers; our ability to integrate new products into our existing infrastructure; the effects of realignment activities; the risk that our strategic review process may not result in increased shareholder value; the extent to which our customer mix becomes more technology-dependent; our ability to achieve future cost savings related to our capital expenditures and investment in Ethernet technology; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the Securities and Exchange Commission, or SEC, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8‑K. Such disclosure covers certain risks, uncertainties, and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward‑looking statements, whether as a result of new information, future events, or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income (loss), cash flow or operating income (loss) as determined in accordance with GAAP.

Adjusted EBITDA

Cbeyond's Chief Executive Officer, who is the Company's Chief Operating Decision Maker (or "CODM"), uses adjusted EBITDA to assess the performance of the business at a consolidated level. Adjusted EBITDA is a non-GAAP financial measure. The Company's management uses adjusted EBITDA in its decision-making processes relating to the operation of our business together with GAAP measures such as revenue and income (loss) from operations. EBITDA represents net income (loss) before interest, income taxes, depreciation, and amortization. The Company defines adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, and amortization expense, excluding, when applicable:

  Non-cash share-based compensation;
  Gains, losses, and other costs associated with asset dispositions;
  Non-operating income or expense;
  Public offering or acquisition-related transaction costs;
  Purchase accounting related adjustments, which affect period-to-period financial performance comparability in periods subsequent to the acquisition and are not indicative of changes in underlying results of operations;
  Charges for employee severances, asset or facility impairments, other exit activity costs associated with a management directed plan (including realignment costs); and
  Costs associated with our strategic review.

The Company's management believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to the Company's performance based on its GAAP results, while isolating the effects of depreciation, amortization, non-cash share-based compensation, and other items, which may vary from period to period without any correlation to underlying operating performance and vary widely among similar companies. Cbeyond provides information relating to adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company's management believes that trends in the Company's adjusted EBITDA are a valuable indicator of operating performance on a consolidated basis and its ability to generate operating cash flows to fund working capital, debt and capital lease obligations, and capital expenditures.

In addition, the Company's management believes adjusted EBITDA is a useful comparative measure within the communications industry because the industry has experienced merger and acquisition activity and financial restructurings, which have led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense), and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies, as well as non-operating or infrequent charges to earnings, such as the effect of debt restructurings.

Accordingly, Cbeyond's management believes adjusted EBITDA allows analysts, investors and other interested parties in the communications industry to facilitate company-to-company comparisons by eliminating some of the foregoing variations. Adjusted EBITDA as used in this report may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure.

Cbeyond's calculation of adjusted EBITDA is not directly comparable to earnings before interest and taxes (or "EBIT") or EBITDA. In addition, adjusted EBITDA does not reflect:

  Cash expenditures, or future requirements, for capital expenditures or contractual commitments;
  Changes in, or cash requirements for, working capital needs;
  Interest expense or the cash requirements necessary to service interest or principal payments on the Company's debt and capital lease obligations;
  Any cash requirements for the replacement of assets being depreciated and amortized, which will often have to be replaced in the future, even though depreciation and amortization are non-cash charges; and
  Cash used for business acquisitions and share repurchases.

Adjusted EBITDA is not intended to replace operating income (loss), net income (loss) and other measures of financial performance reported in accordance with GAAP. Rather, adjusted EBITDA is a measure of operating performance to consider in addition to those measures. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to Cbeyond to invest in the growth of its business. The Company's management compensates for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a supplemental financial measure.

Free Cash Flow

Free cash flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. The Company's management believes that free cash flow is an important metric for investors in evaluating how a company is currently using cash generated and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends, or share repurchases. Internally, the Company's management focuses on free cash flow as an important operating performance metric. However, free cash flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies.

Cbeyond defines free cash flow as adjusted EBITDA less cash capital expenditures. For purposes of calculating free cash flow, we distinguish capital expenditures that require the up-front outlay of cash from those where payment is deferred on a longer-term basis. This distinction is primarily driven by the significant investments Cbeyond is making to lease fiber network assets that have an expected useful life of 20 years, which is substantially longer than the Company's typical asset lives. The Company's management believes this distinction is warranted and appropriate since these investments are expected to yield meaningful positive cash flows in future periods when the debt and lease payments occur. These expected favorable future cash flows will result from fiber infrastructure replacing a portion of the access and transport circuits the Company currently leases from incumbent local exchange carriers.

CBEYOND, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2013	2012	2013

Revenue	$ 118,870	$ 111,518	$ 487,966	$ 463,410

Operating expenses:
Cost of revenue (excluding depreciation and amortization)	39,259	39,098	158,582	155,195
Selling, general and administrative (excluding depreciation and amortization)	64,538	58,004	250,515	242,309
Depreciation and amortization	18,605	18,815	74,023	74,957
Total operating expenses	122,402	115,917	483,120	472,461

Operating income (loss)	(3,532)	(4,399)	4,846	(9,051)

Other income (expense):
Interest expense, net	(168)	(229)	(577)	(845)

Income (loss) before income taxes	(3,700)	(4,628)	4,269	(9,896)

Income tax (expense) benefit	(2,075)	(259)	(6,591)	(926)

Net income (loss)	$ (5,775)	$ (4,887)	$ (2,322)	$ (10,822)

Net Income (loss) per common share:
Basic	$ (0.19)	$ (0.16)	$ (0.08)	$ (0.36)
Diluted	$ (0.19)	$ (0.16)	$ (0.08)	$ (0.36)

Weighted average common shares outstanding:
Basic	29,877	29,941	29,482	30,200
Diluted	29,877	29,941	29,482	30,200

CBEYOND, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2012	2013
ASSETS
Current assets
Cash and cash equivalents	$ 30,620	$ 28,879
Accounts receivable, net of allowance for doubtful accounts	23,328	22,144
Other current assets	12,423	13,911
Total current assets	66,371	64,934

Property and equipment, net	157,624	153,758
Other non-current assets, net	31,053	29,976
Total assets	$ 255,048	$ 248,668

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 15,870	$ 12,051
Other current liabilities	52,623	47,784
Total current liabilities	68,493	59,835

Non-current portion of long-term debt	6,947	14,874
Other Non-current liabilities	7,722	7,349

Stockholders' equity
Common stock	299	303
Additional paid-in capital	323,584	334,412
Accumulated deficit	(151,997)	(168,105)
Total stockholders' equity	171,886	166,610
Total liabilities and stockholders' equity	$ 255,048	$ 248,668

CBEYOND, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2012	2013
OPERATING ACTIVITIES:
Net income (loss)	$ (2,322)	$ (10,822)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,023	74,957
Deferred taxes	5,495	331
Provision for doubtful accounts	5,666	4,358
Non-cash share-based compensation	13,140	10,439
Change in acquisition-related contingent consideration	23	0
Changes in operating assets and liabilities:
Accounts receivable	(4,123)	(3,174)
Other current assets	(2,642)	(1,488)
Other assets	(722)	(16)
Accounts payable	1,403	(3,819)
Other liabilities	(650)	(7,815)
Net cash provided by operating activities	89,291	62,951

INVESTING ACTIVITIES:
Purchases of property and equipment	(61,605)	(56,226)
Additional acquisition consideration	(4,950)	0
Decrease in restricted cash	1,295	0
Net cash used in investing activities	(65,260)	(56,226)

FINANCING ACTIVITIES:
Taxes paid on vested restricted shares	(1,519)	(1,845)
Principal payments of capital lease obligations	(64)	(2,241)
Proceeds from short-term borrowings	4,250	0
Repayment of short-term borrowings	(4,250)	0
Financing issuance costs	(185)	(130)
Proceeds from exercise of stock options	1,841	1,044
Repurchase of common stock	(2,005)	(5,294)
Net cash used in financing activities	(1,932)	(8,466)

Net increase (decrease) in cash and cash equivalents	22,099	(1,741)
Cash and cash equivalents at beginning of period	8,521	30,620
Cash and cash equivalents at end of period	$ 30,620	$ 28,879

CBEYOND, INC. AND SUBSIDIARY
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Network Access Customer Data)
(Unaudited)

	Three Months Ended,
	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2012	2013	2013	2013	2013
Revenue Breakouts:

Customer-Basis Revenue Breakout:
1.0 Customer Revenue	$ 107,519	$ 106,214	$ 102,107	$ 95,902	$ 90,967
2.0 Customer Revenue	11,351	13,732	16,108	17,829	20,551
Total Revenue	$ 118,870	$ 119,946	$ 118,215	$ 113,731	$ 111,518

Product-Basis Revenue Breakout:
Network, Voice and Data	$ 112,364	$ 113,352	$ 110,852	$ 106,180	$ 103,168
Managed Hosting and Cloud	6,506	6,594	7,363	7,551	8,350
Total Revenue	$ 118,870	$ 119,946	$ 118,215	$ 113,731	$ 111,518

Adjusted EBITDA	$ 18,828	$ 20,833	$ 21,929	$ 18,035	$ 17,704
Adjusted EBITDA margin (As % of Total Revenue)	15.8%	17.4%	18.6%	15.9%	15.9%

Cash Capital Expenditures	$ 14,488	$ 12,434	$ 14,780	$ 14,878	$ 14,134
Non-cash Capital Expenditures
Capital Leases	$ 4,976	$ 3,017	$ 5,264	$ 1,862	$ 3,066
Leasehold Improvements	$ --	$ --	$ 21	$ 690	$ --
Total Capital Expenditures	$ 19,464	$ 15,451	$ 20,065	$ 17,430	$ 17,200

Free cash flow	$ 4,340	$ 8,399	$ 7,149	$ 3,157	$ 3,570

Network Access Customer Data
Network Access Customers (At Period End)	59,692	58,434	57,013	55,482	53,759
Net Network Access Customer Change	(1,184)	(1,258)	(1,421)	(1,531)	(1,723)
Average Monthly Churn Rate (1)	1.6%	1.6%	1.6%	1.7%	1.7%
Average Monthly Revenue Per Network Access Customer (2)	$ 638	$ 656	$ 662	$ 653	$ 658

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of network access customers disconnected in that month divided by the number of network access customers on the Company's network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of network access customers at the beginning of the period and the number of network access customers at the end of the period, divided by the number of months in the period. Revenue used to calculate ARPU is defined as the revenue associated with customers where Cbeyond provides network access and includes all Network, Voice and Data revenue and the portion of Managed Hosting and Cloud revenue where Cbeyond provides network access.

CBEYOND, INC. AND SUBSIDIARY
Calculation of ARPU
(Dollars in thousands, except for ARPU)
(Unaudited)

	Three Months Ended,
	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2012	2013	2013	2013	2013

Calculation of ARPU:
Total revenue	$ 118,870	$ 119,946	$ 118,215	$ 113,731	$ 111,518
Revenue from non-network customers	(3,483)	(3,650)	(3,558)	(3,564)	(3,716)
(A) Network access customer revenue	$ 115,387	$ 116,296	$ 114,657	$ 110,167	$ 107,802

(B) Average Network access customers	60,284	59,063	57,724	56,248	54,621
ARPU (A / B / number of months in period)	$ 638	$ 656	$ 662	$ 653	$ 658

CBEYOND, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Three Months Ended,
	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2012	2013	2013	2013	2013

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ 4,340	$ 8,399	$ 7,149	$ 3,157	$ 3,570
Cash capital expenditures	14,488	12,434	14,780	14,878	14,134
Adjusted EBITDA	$ 18,828	$ 20,833	$ 21,929	$ 18,035	$ 17,704
Depreciation and amortization	(18,605)	(17,605)	(18,460)	(20,077)	(18,815)
Non-cash share-based compensation	(3,443)	(2,979)	(3,045)	(2,594)	(1,821)
Realignment costs	(312)	(467)	--	(222)	(1,467)
Interest expense, net	(168)	(153)	(196)	(267)	(229)
Income (loss) before income taxes	(3,700)	(371)	228	(5,125)	(4,628)

Income tax (expense) benefit	(2,075)	(185)	(269)	(213)	(259)

Net income (loss)	$ (5,775)	$ (556)	$ (41)	$ (5,338)	$ (4,887)

	Twelve Months Ended
	Dec. 31,
	2012	2013

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ 32,640	$ 22,275
Cash capital expenditures	61,605	56,226
Adjusted EBITDA	$ 94,245	$ 78,501
Depreciation and amortization	(74,023)	(74,957)
Non-cash share-based compensation	(13,140)	(10,439)
Realignment costs	(2,236)	(2,156)
Interest expense, net	(577)	(845)
Income (loss) before income taxes	4,269	(9,896)

Income tax (expense) benefit	(6,591)	(926)

Net income (loss)	$ (2,322)	$ (10,822)
CONTACT: Investor Contact:
         Cbeyond, Inc.
         Rob Clancy
         Senior Vice President of Finance
         678-486-8023
         rob.clancy@cbeyond.com